CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Rochdale Investment Trust and to the use of our report dated February 7, 2006 on the financial statements and financial highlights of the Rochdale Dividend & Income Portfolio, Rochdale Atlas Portfolio, Rochdale Large Growth Portfolio, Rochdale Large Value Portfolio, Rochdale Mid/Small Growth Portfolio, Rochdale Mid/Small Value Portfolio, Rochdale Intermediate Fixed Income Portfolio, and Rochdale Darwin Portfolio, each a series of shares of beneficial interest of Rochdale Investment Trust. Such financial statements and financial highlights appear in the 2005 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
May 1, 2006